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                                                                    Exhibit 99.1

[NATIONAL WATERWORKS LOGO]        NEWS RELEASE

            NATIONAL WATERWORKS, INC. REPORTS SECOND QUARTER RESULTS

Waco, Texas--(BUSINESS WIRE)--August 2, 2004--National Waterworks, Inc.; NATLWW, a leading distributor of water and wastewater transmission products in the United States, today announced results for the three month and six month periods ended June 25, 2004.

Net sales for the three months ended June 25, 2004 increased $87.3 million, or 26.4%, to $417.7 million from $330.4 million for the three months ended June 27, 2003. The increase reflects the pass through of price increases in principally all major product lines as well as a strong demand particularly evident in pipe products.

Net income for the three months ended June 25, 2004 was $16.2 million compared to net income of $10.3 million for the three months ended June 27, 2003. The increase is primarily a result of the increase in net sales discussed above and the related $13.5 million increase in gross profit. Net interest expense decreased $1.6 million primarily due to lower applicable margins related to the August 2003 refinancing of the term loan under our senior credit facility. These increases to net income are offset by an increase in selling, general, and administrative expenses of $5.3 million related to the variable expenses associated with the net sales increase, and an increase in income tax expense of $4.0 million resulting from higher pretax earnings.

Our EBITDA (earnings before net interest, taxes, depreciation and amortization) for the three months ended June 25, 2004 was $36.0 million, compared to $27.8 million for the three months ended June 27, 2003. A reconciliation of EBITDA to net income determined in accordance with GAAP is set forth in a table at the end of this press release.

Net sales for the six months ended June 25, 2004 increased $96.5 million, or 16.1%, to $697.2 million from $600.7 million for the six months ended June 27, 2003. The increase primarily reflects the pass through of price increases in principally all major product lines.

Net income for the six months ended June 25, 2004 was $21.9 million compared to net income of $13.0 million for the six months ended June 27, 2003. The increase is primarily a result of the increase in net sales discussed above and the related $16.5 million increase in gross profit. In addition, net interest expense decreased $2.7 million primarily due to lower applicable margins related to the August 2003 refinancing of the term loan under our senior credit facility. These increases to net income are offset by an increase in selling, general, and administrative expenses of $4.7 million related to the variable expenses associated with the net sales increase, and an increase in income tax expense of $6.1 million resulting from higher pretax earnings. The 2003 period included the final $4.0 million impact (recognized as increased cost of goods sold) of the inventory revaluation adjustment related to the November 2002 acquisition of U.S. Filter Distribution Group, Inc., offset by the $1.4 million reduction in cost of goods from the adoption of EITF-02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor.

Our EBITDA for the six months ended June 25, 2004 was $54.5 million, compared to $42.5 million for the six months ended June 27, 2003; and our Adjusted EBITDA was $54.5 million for the six months ended June 25, 2004, compared to $46.5 million for the six months ended June 27, 2003. Adjusted EBITDA for the six months ended June 27, 2003 does not give effect to the $4.0 million increase in cost of goods sold resulting from the purchase accounting inventory revaluation adjustment discussed above. A reconciliation

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of EBITDA and Adjusted EBITDA to net income determined in accordance with GAAP is set forth in a table at the end of this press release.

President and Chief Executive Officer, Harry K. Hornish, Jr., stated, "The need for infrastructure improvement and the sustained strength of the construction market continues to drive our business despite the broad-based product cost increases we have incurred this year. The result is evident in our record net sales and operating profit reported for the second quarter. While the momentum is expected to slow in the second half of the year, we continue to see strong bid activity and maintain a positive outlook for the balance of 2004."

Mechelle Slaughter, CFO, commented, "We are extremely pleased with the working capital management demonstrated at the branch level during a period of such significant sales growth."

Cash and cash equivalents were $17.8 million at June 25, 2004. Since the company utilizes a last Friday of the month cut-off for all periods except December 31 year-end, the second quarter did not reflect the $3.75 million quarterly principal payment made on June 30, 2004 pursuant to the terms of our credit agreement. Total debt at June 25, 2004 was $436.3 million, as the revolving credit facility remained undrawn at June 25, 2004.

National Waterworks will host a conference call to discuss second quarter and year-to-date earnings at 3:00 p.m. ET on Monday, August 2, 2004. To access the call, you can dial 1-888-244-0461 and reference conference name: National Waterworks, Inc. and leader name: Mechelle Slaughter. A replay of the call will be available until August 9th by dialing 1-800-642-1687 and referencing ID# 8959451.

About National Waterworks, Inc.

National Waterworks, Inc. distributes a full line of products including pipe, fittings, valves, meters, service and repair products, fire hydrants and other components that are used to transport clean water and wastewater between reservoirs and treatment plants and residential and commercial locations. Our products are integral to building, repairing and maintaining water and wastewater (sewer) systems and serve as part of the basic municipal infrastructure. Through our network of 133 branches in 36 states, we sell directly to municipalities and to contractors who serve municipalities and also perform residential, commercial and industrial waterworks projects.

This press release contains or may contain forward-looking statements such as statements regarding the Company's future growth and profitability, growth strategy and trends in the industry in which the Company operates. These forward-looking statements are based on the Company's current expectations and are subject to a number of risks, uncertainties and assumptions. Among the important risks, uncertainties and other factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are national, regional and local general economic and business conditions; trends in the water and wastewater transmission products industry and trends in the construction industry; changes in municipal funding and spending levels; our high level of indebtedness and the restrictions imposed by the terms of our indebtedness; our ability to generate cash to service our debts; failure to successfully implement, or changes in, our business strategy and the risk that our business strategy may not be successful in improving our operating results; competition and the development of alternatives to water and wastewater transmission products distributors in the supply chain; the loss of one or more of the Company's major suppliers or a reduction in supplier participation in our preferred vendor program; changes in the cost of polyvinyl chloride ("PVC") pipe or reductions in PVC pipe and other product availability; the risk that our quarterly operating results are subject to substantial seasonal fluctuations; the availability of qualified branch managers and sales personnel and the loss of members of our senior management team; disruptions in our IT systems which manage numerous aspects of our business and customer and supplier relationships; and changes in, or the failure or inability to comply with environmental and safety regulations and increased costs of such regulations; as well as the other risk factors affecting the Company detailed in the Company's annual report on Form 10-K for the year ended December 31, 2003.

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                            NATIONAL WATERWORKS, INC.
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                          June 25,
                                                                            2004              December 31,
                                                                         (unaudited)             2003
                                                                         -----------          -----------
Assets
Current assets:
                  Cash and cash equivalents                              $    17,795          $    18,702
                  Trade accounts receivable, net                             265,329              188,476
                  Inventories                                                132,942               90,739
                  Other current assets                                         2,224                2,689
                                                                         -----------          -----------
                            Total current assets                             418,290              300,606
Property and equipment, net                                                   19,739               20,523
Goodwill                                                                     457,221              456,080
Deferred financing fees, net                                                  22,353               24,141
Other assets                                                                   2,333                1,607
                                                                         -----------          -----------
                                                                         $   919,936          $   802,957
                                                                         ===========          ===========

Liabilities and Stockholder's Equity
Current liabilities:
                  Trade accounts payable                                 $   216,417          $   115,038
                  Current installments of long-term debt                      15,000               15,000
                  Accrued compensation and benefits                           19,586               27,036
                  Other accrued expenses                                      18,306                9,677
                                                                         -----------          -----------
                            Total current liabilities                        269,309              166,751
Long-term debt, excluding current installments                               421,250              425,000
Deferred income taxes                                                         16,391               10,059
Other long term liabilities                                                    2,515                1,674
                                                                         -----------          -----------
                            Total liabilities                                709,465              603,484
Commitments and Contingencies
Stockholder's Equity:
                  Common stock, par value $.01 per share; 100 shares
                    authorized, issued and outstanding                             -                    -
                  Additional paid-in capital                                 199,052              199,473
                  Retained earnings                                           11,419                    -
                                                                         -----------          -----------
                            Total stockholder's equity                       210,471              199,473
                                                                         -----------          -----------
                                                                         $   919,936          $   802,957
                                                                         ===========          ===========

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                            NATIONAL WATERWORKS, INC.
                      STATEMENTS OF OPERATIONS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                           Three Months Ended       Six Months Ended
                                                                          June 25,    June 27,    June 25,     June 27,
                                                                            2004        2003        2004         2003
                                                                         ---------   ---------   ---------    ---------
Net sales                                                                $ 417,718   $ 330,423   $ 697,242    $ 600,708
Cost of goods sold                                                         334,667     260,851     557,741      477,669
                                                                         ---------   ---------   ---------    ---------
                    Gross profit                                            83,051      69,572     139,501      123,039
Operating expenses:
             Selling, general and administrative                            47,113      41,803      85,188       80,499
                                                                         ---------   ---------   ---------    ---------
                    Income before depreciation and amortization             35,938      27,769      54,313       42,540
Depreciation and amortization                                                  522         641       1,079        1,366
                                                                         ---------   ---------   ---------    ---------
                    Operating income                                        35,416      27,128      53,234       41,174
Other income (expense):
             Interest expense, net                                          (8,514)    (10,069)    (16,763)     (19,540)
             Other                                                             102          33         165          (12)
                                                                         ---------   ---------   ---------    ---------
                    Income before income taxes                              27,004      17,092      36,636       21,622
Income tax expense                                                          10,811       6,837      14,750        8,649
                                                                         ---------   ---------   ---------    ---------
                    Net income                                           $  16,193   $  10,255   $  21,886    $  12,973
                                                                         =========   =========   =========    =========

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                            NATIONAL WATERWORKS, INC.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                              Six Months Ended
                                                                        June 25, 2004   June 27, 2003
                                                                        -------------   -------------
Cash flows from operating activities:
         Net income                                                      $    21,886      $   12,973
         Adjustments to reconcile net income to net cash
         provided by operating activities:
              Deferred income taxes                                            6,332           8,423
              Amortization of deferred financing fees                          1,788           1,113
              Depreciation and amortization                                    1,079           1,366
              Gain on disposal of equipment                                     (221)            (39)
              Provision for doubtful accounts                                  1,010             581
         Changes in operating assets and liabilities, net of
         businesses acquired:
              Trade accounts receivable                                      (76,747)        (45,493)
              Inventories                                                    (41,304)        (10,515)
              Other current assets                                               448             266
              Other assets                                                      (713)         (1,107)
              Trade accounts payable                                         100,158          18,872
              Accrued compensation and benefits                               (7,450)         (5,152)
              Other accrued expenses                                           8,629           2,507
              Other long term liabilities                                        841           1,200
                                                                         -----------      ----------
                   Net cash provided by (used in) operating activities        15,736         (15,005)
                                                                         -----------      ----------
Cash flows from investing activities:
         Capital expenditures                                                   (549)           (738)
         Additional NWW acquisition costs                                          -          (3,224)
         Business acquisitions                                                (1,992)              -
         Proceeds from sales of property and equipment                           536             464
                                                                         -----------      ----------
                   Net cash used in investing activities                      (2,005)         (3,498)
                                                                         -----------      ----------
Cash flows from financing activities:
         Equity investment by Holdings                                             -           1,000
         Dividend distribution                                               (10,888)              -
         Financing fees                                                            -            (582)
         Principal payments on long-term debt                                 (3,750)         (2,500)
                                                                         -----------      ----------
                   Net cash used in financing activities                     (14,638)         (2,082)
                                                                         -----------      ----------
                   Net decrease in cash and cash equivalents                    (907)        (20,585)
Cash and cash equivalents at beginning of period                              18,702          39,888
                                                                         -----------      ----------
Cash and cash equivalents at end of period                               $    17,795      $   19,303
                                                                         ===========      ==========
Cash paid for interest                                                   $    13,001      $   16,057
                                                                         ===========      ==========
Cash paid for income taxes                                               $     3,316      $      224
                                                                         ===========      ==========

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     RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME (UNAUDITED)

                                 (IN THOUSANDS)

                                                              Three Months Ended              Six Months Ended
                                                         June 25, 2004   June 27, 2003  June 25, 2004   June 27, 2003
                                                         -------------   -------------  -------------   -------------
Net Income                                                 $  16,193       $  10,255      $  21,886       $  12,973
Add:
         Interest expense, net                                 8,514          10,069         16,763          19,540
         Income tax expense                                   10,811           6,837         14,750           8,649
         Depreciation and amortization                           522             641          1,079           1,366
                                                           ---------       ---------      ---------       ---------
EBITDA (1)                                                    36,040          27,802         54,478          42,528
         Effect of SFAS 141-inventory revaluation
              adjustment to cost of goods sold                     -               -              -           4,000
                                                           ---------       ---------      ---------       ---------
Adjusted EBITDA                                            $  36,040       $  27,802      $  54,478       $  46,528
                                                           =========       =========      =========       =========

EBITDA represents income before interest expense, net; income taxes; depreciation and amortization. Adjusted EBITDA is defined as EBITDA without giving effect to the increase in cost of goods sold resulting from the purchase accounting inventory revaluation adjustment referred to above, a non-cash expense. EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors and other interested parties in the evaluation of the performance of companies in our industry. In addition, EBITDA and Adjusted EBITDA are presented because we believe they enhance an investor's understanding of a company's ability to satisfy principal and interest obligations with respect to its indebtedness and to utilize cash for other purposes. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do. Our management also focuses on these measures, and discusses them with our Board of Directors, to assess our liquidity and debt payment ability and because they are used in meeting various covenants under our senior credit facility and the indenture governing our senior subordinated notes. Neither EBITDA nor Adjusted EBITDA is a measurement of financial performance under generally accepted accounting principles, known as GAAP, and should not be construed as an indicator of a company's performance or liquidity or in isolation from or as a substitute for net income, cash flow from operations or any other cash flow data prepared in accordance with generally accepted accounting principles.

(1) 2003 includes approximately $0.4 million and $1.4 million benefit from the adoption of EITF Issue 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor for the three month and six month periods ended June 27, 2003, respectively.

      Source:  National Waterworks, Inc.

      Contact: National Waterworks, Inc.
               Thomasville, GA
               Judy Barrow, 229-227-8611
               judy.barrow@natlww.com